Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Nuvelo, Inc,:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-112209, 333-70134, 333-90458, 333-103257 and 333-106873) and the registration statements on Form S-8 (Nos. 333-68170, 333-68172, 333-101276, 333-103055 and 333-108563) of Nuvelo, Inc. (formerly Hyseq, Inc.) and subsidiaries of our report dated February 2, 2004, except as to Note 2, which is as of February 23, 2004, with respect to the consolidated balance sheets of Nuvelo, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Nuvelo, Inc.

/s/    KPMG LLP

San Francisco, California

March 12, 2004